Exhibit 99.1

For Immediate Release                                                                                                                                                      Media Contact
Dick Parsons
“Go Green…Eliminate Bottled Water”
(949) 234-1999
dickparsons@seychelle.com

Seychelle Announces Increased Sales and Net Income for the Second Quarter!

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – October 26, 2009 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, manufacture and sale of proprietary portable water filtration bottles made several key announcements today. First, that sales revenue for the second quarter was $632,663 compared to $247,862 for the prior year. Net income was $164,373, compared to a loss of $146,524 for the prior year. Second, Seychelle announced that revenues for the first six months of this fiscal year were $1,031,037, compared to $477,083 for the prior year. The net income for the first six months of this fiscal year was of $94,544 compared to a loss of $270,014 for the same period last year.

Carl Palmer, President and CEO of Seychelle said “sales revenue continues to exceed expectations in spite of the current difficult economic times and was a direct result of more customers turning away from expensive bottled water to portable water filtration.” Mr. Palmer further said “we also have seen increased demand for our two most recent products; stainless steel filtered water bottles and our new drinking water straw. As evidence of this, Patagonia, a Ventura, California based major outdoor clothing retailer well known in environmental circles as a socially responsible company has ordered stainless steel bottles for a test market program for some of their US stores for late October delivery ahead of the Christmas selling season. If the test is successful, we believe that this could be the beginning of Seychelles’ move into the retail sector.”

Seychelle also announced continued orders for its advanced filter systems from humanitarian groups sending bottles overseas for recent earthquakes and storms; for missionaries in Central and South America, and faith-based television ministries.

Mr. Palmer went on to say that there appears to be a growing trend by consumers to be more environmentally conscious and go back to the tap instead of purchasing expensive bottled water with its long list of concerns; high cost, PET bottle leaching, quality un-assured and the billions of plastic bottles going into landfills every year where they will last for 1,000 years!

As further evidence of Seychelles’ recent growth, the company moved to new expanded offices and warehouse in late August doubling its space. This will allow the company to better service the needs of its customers.

With Seychelle portable water filtration, consumers can drink water from a variety of sources with complete confidence – the tap; rivers, streams, ponds or creeks. The Seychelle Ionic Adsorption Micron Filter has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

Go Green…Eliminate Bottled Water!

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles. For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,824,146 outstanding shares of common stock, including a float of approximately 5.8 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.

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